   As filed with the Securities and Exchange Commission on October 27, 1999.
                                                             File No. 333-83057

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 2
                                  TO FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF
               SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON
                                  FORM N-8B-2

A.       Exact name of trust:  Separate Account VL I

B.       Name of depositor:  Hartford Life and Annuity Insurance Company

C.       Complete address of depositor's principal executive offices:

         P. O. Box 2999
         Hartford, CT  06104-2999

D.       Name and complete address of agent for service:

         Marianne O'Doherty, Esq.
         Hartford Life and Annuity Insurance Company
         P. O. Box 2999
         Hartford, CT  06104-2999

         It is proposed that this filing will become effective:

         ____ immediately upon filing pursuant to paragraph (b) of Rule 485 _X__ on November 1, 1999 pursuant to paragraph (b) of Rule 485
         ____ 60 days after filing pursuant to paragraph (a)(1) of Rule 485
         ____ on __________, 1999 pursuant to paragraph (a)(1) of Rule 485
         ____ this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

E. Title and amount of securities being registered: Pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Registrant has registered an indefinite amount of securities.

F. Proposed maximum aggregate offering price to the public of the securities being registered: Not yet determined.

G.       Amount of filing fee: Not applicable.

H. Approximate date of proposed public offering: As soon as practicable after the effective date of this registration statement.

                         RECONCILIATION AND TIE BETWEEN
                           FORM N-8B-2 AND PROSPECTUS

Item No. of Form N-8B-2                             Caption In Prospectus
-----------------------                             ---------------------
         1.                                 Cover Page
         2.                                 Cover Page
         3.                                 Not Applicable
         4.                                 Statement of Additional Information - Distribution of
                                            the Policies
         5.                                 About Us - Separate Account VL I
         6.                                 About Us - Separate Account VL I
         7.                                 Not required by Form S-6
         8.                                 Not required by Form S-6
         9.                                 Legal Proceedings
         10.                                About Us - Separate Account VL I; The Funds
         11.                                About Us - Separate Account VL I; The Funds
         12.                                About Us - The Funds
         13.                                Fee Table;  Charges and Deductions
         14.                                Premiums
         15.                                Premiums
         16.                                Premiums
         17.                                Making Withdrawals From Your Policy
         18.                                About Us - The Funds; Charges and Deductions
         19.                                Your Policy - Contract Rights
         20.                                Not Applicable
         21.                                Loans
         22.                                Not Applicable
         23.                                Not Applicable
         24.                                Not Applicable
         25.                                About Us - Hartford Life and Annuity Insurance Company
         26.                                Not Applicable
         27.                                About Us - Hartford Life and Annuity Insurance Company
         28.                                Statement of Additional Information - General
                                            Information and History
         29.                                About Us - Hartford Life and Annuity Insurance Company
         30.                                Not Applicable
         31.                                Not Applicable
         32.                                Not Applicable
         33.                                Not Applicable
         34.                                Not Applicable
         35.                                Statement of Additional Information - Distribution of
                                            the Policies
         36.                                Not required by Form S-6
         37.                                Not Applicable
         38.                                Statement of Additional Information - Distribution of
                                            the Policies
         39.                                Statement of Additional Information - Distribution of
                                            the Policies
         40.                                Not Applicable
         41.                                Statement of Additional Information - Distribution of
                                            the Policies
         42.                                Not Applicable

Item No. of Form N-8B-2                             Caption In Prospectus
-----------------------                             ---------------------
         43.                                Not Applicable
         44.                                Premiums
         45.                                Not Applicable
         46.                                Premiums; Making Withdrawals From Your Policy
         47.                                About Us - The Funds
         48.                                Cover Page; About Us - Hartford Life and Annuity
                                            Insurance Company
         49.                                Not Applicable
         50.                                About Us - Separate Account VL I
         51.                                Not Applicable
         52.                                About Us - The Funds
         53.                                Taxes
         54.                                Not Applicable
         55.                                Not Applicable
         56.                                Not Required by Form S-6
         57.                                Not Required by Form S-6
         58.                                Not Required by Form S-6
         59.                                Not Required by Form S-6

The Prospectus is incorporated in Part A of this Pre-Effective Amendment No. 2, by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-83057), as filed on October 22, 1999.

The Hartford Life and Annuity Insurance Company Putnam Capital Manager Trust Separate Account Variable Life One Financial Statements as of September 30, 1999 (unaudited) and year end December 31, 1998 are included as a supplement to Part A of this Pre-Effective Amendment.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-1
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

FINANCIAL STATEMENTS
SEPTEMBER 30, 1999 (UNAUDITED)

Index
Statement of Assets and Liabilities as of
 September 30, 1999 (unaudited)...................   SA-2
Statement of Changes in Net Assets for the nine
 months ended September 30, 1999 (unaudited)......   SA-6
Statement of Operations for the nine months ended
 September 30, 1999 (unaudited)...................  SA-10

SA-2                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENT OF ASSETS AND LIABILITIES
SEPTEMBER 30, 1999 (UNAUDITED)

                                                     Global       Diversified
                                    Voyager          Growth         Income
                                      Fund            Fund           Fund
                                  Sub-Account     Sub-Account     Sub-Account
                                  ------------    ------------    -----------
Assets
  Investments:
    Putnam VT Voyager Fund
    Shares 441,542
    Cost $18,894,830
      Market Value:...........    $20,690,675         --              --
    Putnam VT Global Growth
     Fund
    Shares 549,663
    Cost $10,242,996
      Market Value:...........        --          $11,323,065         --
    Putnam VT Diversified
     Income Fund
    Shares 100,620
    Cost $1,042,105
      Market Value:...........        --              --            $977,023
    Putnam VT Growth and
     Income Fund
    Shares 549,019
    Cost $15,326,634
      Market Value:...........        --              --              --
    Putnam VT Global Asset
     Allocation Fund
    Shares 92,620
    Cost $1,689,038
      Market Value:...........        --              --              --
    Putnam VT High Yield Fund
    Shares 683,040
    Cost $7,806,642
      Market Value:...........        --              --              --
    Putnam VT Income Fund
    Shares 221,265
    Cost $2,904,267
      Market Value:...........        --              --              --
    Putnam VT New
     Opportunities Fund
    Shares 374,211
    Cost $8,827,699
      Market Value:...........        --              --              --
    Putnam VT Money Market
     Fund
    Shares 727,189
    Cost $727,188
      Market Value:...........        --              --              --
    Putnam VT Utilities
     Growth & Income Fund
    Shares 129,198
    Cost $2,159,842
      Market Value:...........        --              --              --
    Due from Hartford Life &
     Annuity Insurance
     Company..................         68,699          31,781         --
    Receivable from fund
     shares sold..............        --              --              --
                                  -----------     -----------       --------
    Total Assets..............     20,759,374      11,354,846        977,023
                                  -----------     -----------       --------
Liabilities
    Due to Hartford Life &
     Annuity Insurance
     Company..................        --              --              --
    Payable for fund shares
     purchased................         68,160          32,050         --
                                  -----------     -----------       --------
    Total Liabilities.........         68,160          32,050         --
                                  -----------     -----------       --------
    Net Assets (variable life
     contract liabilities)....    $20,691,214     $11,322,796       $977,023
                                  ===========     ===========       ========

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-3
--------------------------------------------------------------------------------

                                                                                                                        Utilities
                                  Growth      Global Asset                                    New           Money        Growth
                                and Income     Allocation    High Yield      Income      Opportunities     Market      and Income
                                   Fund           Fund          Fund          Fund           Fund           Fund          Fund
                               Sub-Account    Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account   Sub-Account
                               ------------   ------------   -----------   -----------   -------------   -----------   -----------
Assets
  Investments:
    Putnam VT Voyager Fund
    Shares 441,542
    Cost $18,894,830
      Market Value:...........     --             --             --            --             --             --            --
    Putnam VT Global Growth
     Fund
    Shares 549,663
    Cost $10,242,996
      Market Value:...........     --             --             --            --             --             --            --
    Putnam VT Diversified
     Income Fund
    Shares 100,620
    Cost $1,042,105
      Market Value:...........     --             --             --            --             --             --            --
    Putnam VT Growth and
     Income Fund
    Shares 549,019
    Cost $15,326,634
      Market Value:........... $14,395,284        --             --            --             --             --            --
    Putnam VT Global Asset
     Allocation Fund
    Shares 92,620
    Cost $1,689,038
      Market Value:...........     --          $1,647,702        --            --             --             --            --
    Putnam VT High Yield Fund
    Shares 683,040
    Cost $7,806,642
      Market Value:...........     --             --         $7,301,699        --             --             --            --
    Putnam VT Income Fund
    Shares 221,265
    Cost $2,904,267
      Market Value:...........     --             --             --        $2,776,874         --             --            --
    Putnam VT New
     Opportunities Fund
    Shares 374,211
    Cost $8,827,699
      Market Value:...........     --             --             --            --         $10,900,753        --            --
    Putnam VT Money Market
     Fund
    Shares 727,189
    Cost $727,188
      Market Value:...........     --             --             --            --             --           $727,188        --
    Putnam VT Utilities
     Growth & Income Fund
    Shares 129,198
    Cost $2,159,842
      Market Value:...........     --             --             --            --             --             --        $2,200,242
    Due from Hartford Life &
     Annuity Insurance
     Company..................     --                  52        11,199             2           5,895        12,411            15
    Receivable from fund
     shares sold..............     440,076        --             --            --             --             --            --
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
    Total Assets..............  14,835,360      1,647,754     7,312,898     2,776,876      10,906,648       739,599     2,200,257
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
Liabilities
    Due to Hartford Life &
     Annuity Insurance
     Company..................     440,524        --             --            --             --             --            --
    Payable for fund shares
     purchased................     --                  13        11,243        --               5,956        12,393        --
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
    Total Liabilities.........     440,524             13        11,243        --               5,956        12,393        --
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
    Net Assets (variable life
     contract liabilities).... $14,394,836     $1,647,741    $7,301,655    $2,776,876     $10,900,692      $727,206    $2,200,257
                               ===========     ==========    ==========    ==========     ===========      ========    ==========

SA-4                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
SEPTEMBER 30, 1999 (UNAUDITED)

                                                                   International
                                  Asia Pacific    International       Growth
                                     Growth          Growth         and Income
                                      Fund            Fund             Fund
                                  Sub-Account      Sub-Account      Sub-Account
                                  ------------    -------------    -------------
Assets
  Investments:
    Putnam VT Asia Pacific
     Growth Fund
    Shares 35,401
    Cost $409,833
      Market Value:...........      $431,893           --              --
    Putnam VT International
     Growth Fund
    Shares 64,638
    Cost $928,652
      Market Value:...........        --            $1,033,559         --
    Putnam VT International
     Growth and Income Fund
    Shares 549,019
    Cost $442,499
      Market Value:...........        --               --             $477,872
    Putnam VT International
     New Opportunities Fund
    Shares 374,211
    Cost $217,618
      Market Value:...........        --               --              --
    Putnam VT New Value Fund
    Shares 61,366
    Cost $764,005
      Market Value:...........        --               --              --
    Putnam VT Vista Fund
    Shares 34,176
    Cost $532,842
      Market Value:...........        --               --              --
    Putnam VT George Putnam
     Fund of Boston
    Shares 40,722
    Cost $426,658
      Market Value:...........        --               --              --
    Putnam VT OTC & Emerging
     Growth Fund
    Shares 27,391
    Cost $299,010
      Market Value:...........        --               --              --
    Putnam VT Investors Fund
    Shares 186,715
    Cost $2,268,142
      Market Value:...........        --               --              --
    Putnam VT Health Sciences
     Fund
    Shares 114,626
    Cost $1,181,510
      Market Value:...........        --               --              --
    Due from Hartford Life &
     Annuity Insurance
     Company..................        --               --                1,183
    Receivable from fund
     shares sold..............        --                38,695         --
                                    --------        ----------        --------
    Total Assets..............       431,893         1,072,254         479,055
                                    --------        ----------        --------
Liabilities
    Due to Hartford Life &
     Annuity Insurance
     Company..................             9            38,843         --
    Payable for fund shares
     purchased................        --               --                1,207
                                    --------        ----------        --------
    Total Liabilities.........             9            38,843           1,207
                                    --------        ----------        --------
    Net Assets (variable life
     contract liabilities)....      $431,884        $1,033,411        $477,848
                                    ========        ==========        ========

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-5
--------------------------------------------------------------------------------

                               International
                                    New            New                     The George         OTC &                        Health
                               Opportunities      Value         Vista      Putnam Fund   Emerging Growth    Investors     Sciences
                                   Fund           Fund          Fund        of Boston         Fund            Fund          Fund
                                Sub-Account    Sub-Account   Sub-Account   Sub-Account     Sub-Account     Sub-Account   Sub-Account
                               -------------   -----------   -----------   -----------   ---------------   -----------   -----------
Assets
  Investments:
    Putnam VT Asia Pacific
     Growth Fund
    Shares 35,401
    Cost $409,833
      Market Value:...........     --              --            --           --              --               --            --
    Putnam VT International
     Growth Fund
    Shares 64,638
    Cost $928,652
      Market Value:...........     --              --            --           --              --               --            --
    Putnam VT International
     Growth and Income Fund
    Shares 549,019
    Cost $442,499
      Market Value:...........     --              --            --           --              --               --            --
    Putnam VT International
     New Opportunities Fund
    Shares 374,211
    Cost $217,618
      Market Value:...........    $241,588         --            --           --              --               --            --
    Putnam VT New Value Fund
    Shares 61,366
    Cost $764,005
      Market Value:...........     --            $716,142        --           --              --               --            --
    Putnam VT Vista Fund
    Shares 34,176
    Cost $532,842
      Market Value:...........     --              --          $544,428       --              --               --            --
    Putnam VT George Putnam
     Fund of Boston
    Shares 40,722
    Cost $426,658
      Market Value:...........     --              --            --         $412,925          --               --            --
    Putnam VT OTC & Emerging
     Growth Fund
    Shares 27,391
    Cost $299,010
      Market Value:...........     --              --            --           --             $355,259          --            --
    Putnam VT Investors Fund
    Shares 186,715
    Cost $2,268,142
      Market Value:...........     --              --            --           --              --           $2,270,460        --
    Putnam VT Health Sciences
     Fund
    Shares 114,626
    Cost $1,181,510
      Market Value:...........     --              --            --           --              --               --        $1,102,704
    Due from Hartford Life &
     Annuity Insurance
     Company..................           3        146,176        24,630        3,005            1,249         146,310           100
    Receivable from fund
     shares sold..............     --              --            --           --              --               --            --
                                  --------       --------      --------     --------         --------      ----------    ----------
    Total Assets..............     241,591        862,318       569,058      415,930          356,508       2,416,770     1,102,804
                                  --------       --------      --------     --------         --------      ----------    ----------
Liabilities
    Due to Hartford Life &
     Annuity Insurance
     Company..................     --              --            --           --              --               --            --
    Payable for fund shares
     purchased................     --             146,176        24,627        3,006            1,300         146,289           103
                                  --------       --------      --------     --------         --------      ----------    ----------
    Total Liabilities.........     --             146,176        24,627        3,006            1,300         146,289           103
                                  --------       --------      --------     --------         --------      ----------    ----------
    Net Assets (variable life
     contract liabilities)....    $241,591       $716,142      $544,431     $412,924         $355,208      $2,270,481    $1,102,701
                                  ========       ========      ========     ========         ========      ==========    ==========

SA-6                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENT OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                     Global       Diversified
                                    Voyager          Growth         Income
                                      Fund            Fund           Fund
                                  Sub-Account     Sub-Account     Sub-Account
                                  ------------    ------------    -----------
Operations:
  Net investment income
   (loss).....................    $    15,233     $    38,016       $ 53,173
  Capital gains income........      1,221,590         791,631         --
  Net realized gain (loss) on
   security transactions......        (43,619)         (3,512)           346
  Net unrealized appreciation
   (depreciation) of
   investments during the
   period.....................        341,131         254,447        (57,486)
                                  -----------     -----------       --------
  Net increase (decrease) in
   net assets resulting from
   operations.................      1,534,335       1,080,582         (3,967)
                                  -----------     -----------       --------
Unit transactions:
  Purchases...................      3,663,150       2,578,071        130,548
  Net transfers...............      6,469,288         864,691        205,448
  Surrenders..................       (377,240)       (321,188)       (11,656)
  Loan withdrawals............       (116,705)        (52,276)           (60)
  Cost of insurance...........       (590,487)       (344,174)       (30,123)
                                  -----------     -----------       --------
  Net increase (decrease) in
   net assets resulting from
   unit transactions..........      9,048,006       2,725,124        294,157
                                  -----------     -----------       --------
  Total increase (decrease) in
   net assets.................     10,582,341       3,805,706        290,190
Net Assets:
  Beginning of period.........     10,108,873       7,517,090        686,833
                                  -----------     -----------       --------
  End of period...............    $20,691,214     $11,322,796       $977,023
                                  ===========     ===========       ========

Statement of Changes in Net Assets
 For the Year Ended December 31, 1998

                                               Global       Diversified
                               Voyager         Growth         Income
                                 Fund           Fund           Fund
                             Sub-Account     Sub-Account    Sub-Account
                             ------------    -----------    -----------
Operations:
  Net investment income
   (loss)................    $     5,550     $   66,009       $  2,718
  Capital gains income...        135,426        330,045          1,154
  Net realized gain
   (loss) on security
   transactions..........          1,139          3,657             15
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      1,302,791        799,731         (9,453)
                             -----------     ----------       --------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      1,444,906      1,199,442         (5,566)
                             -----------     ----------       --------
Unit transactions:
  Purchases..............      1,842,714      1,777,192         85,364
  Net transfers..........      5,859,152      3,292,482        584,214
  Surrenders.............       (104,683)       (99,324)        (6,589)
  Loan withdrawals.......       (122,704)       (60,658)            (2)
  Cost of insurance......       (253,931)      (227,264)       (13,198)
                             -----------     ----------       --------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      7,220,548      4,682,428        649,789
                             -----------     ----------       --------
  Total increase
   (decrease) in net
   assets................      8,665,454      5,881,870        644,223
Net Assets:
  Beginning of period....      1,443,419      1,635,220         42,610
                             -----------     ----------       --------
  End of period..........    $10,108,873     $7,517,090       $686,833
                             ===========     ==========       ========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-7
--------------------------------------------------------------------------------

                                                                                                                        Utilities
                                  Growth      Global Asset                                    New           Money        Growth
                                and Income     Allocation    High Yield     VT Income    Opportunities     Market      and Income
                                   Fund           Fund          Fund          Fund           Fund           Fund          Fund
                               Sub-Account    Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account   Sub-Account
                               ------------   ------------   -----------   -----------   -------------   -----------   -----------
Operations:
  Net investment income
   (loss)..................... $   155,610     $   24,931    $  292,292    $  110,447     $   --           $ 21,902    $   49,760
  Capital gains income........     776,526         69,902        --            32,951         106,172        --            52,257
  Net realized gain (loss) on
   security transactions......     (35,365)           (52)           76           264          (7,533)       --              (108)
  Net unrealized appreciation
   (depreciation) of
   investments during the
   period.....................  (1,360,719)       (82,523)     (349,245)     (194,625)        977,565        --           (87,883)
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
  Net increase (decrease) in
   net assets resulting from
   operations.................    (463,948)        12,258       (56,877)      (50,963)      1,076,204        21,902        14,026
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
Unit transactions:
  Purchases...................   2,968,613        269,548       992,246       578,079       2,017,487       144,847       353,512
  Net transfers...............   4,973,315        432,943     4,890,043       906,203       1,927,894       112,931       743,701
  Surrenders..................    (322,814)       (33,012)     (249,991)      (29,855)       (334,011)       (8,026)      (52,014)
  Loan withdrawals............     (86,081)        (9,814)     (307,049)        8,320          (1,177)      (48,024)      (19,582)
  Cost of insurance...........    (525,342)       (47,826)     (159,521)     (127,987)       (308,716)      (24,387)      (73,432)
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
  Net increase (decrease) in
   net assets resulting from
   unit transactions..........   7,007,691        611,839     5,165,728     1,334,760       3,301,477       177,341       952,185
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
  Total increase (decrease) in
   net assets.................   6,543,743        624,097     5,108,851     1,283,797       4,377,681       199,243       966,211
Net Assets:
  Beginning of period.........   7,851,093      1,023,644     2,192,804     1,493,079       6,523,011       527,963     1,234,046
                               -----------     ----------    ----------    ----------     -----------      --------    ----------
  End of period............... $14,394,836     $1,647,741    $7,301,655    $2,776,876     $10,900,692      $727,206    $2,200,257
                               ===========     ==========    ==========    ==========     ===========      ========    ==========

                                                                     U.S. Government                                  Utilities
                            Growth      Global Asset                    and High            New           Money        Growth
                          and Income     Allocation    High Yield     Quality Bond     Opportunities     Market      and Income
                             Fund           Fund          Fund            Fund             Fund           Fund          Fund
                          Sub-Account   Sub-Account    Sub-Account     Sub-Account      Sub-Account    Sub-Account   Sub-Account
                          -----------   ------------   -----------   ---------------   -------------   -----------   -----------
Operations:
  Net investment income
   (loss)................ $   36,061     $    9,598    $   34,276       $   61,358       $  --           $ 10,171    $   10,596
  Capital gains income...    235,404         41,227         5,378            1,597           25,739        --            18,263
  Net realized gain
   (loss) on security
   transactions..........      4,991            511         8,112            2,773          (50,616)       --              (609)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    369,952         31,846      (176,046)          25,703          967,053        --            84,719
                          ----------     ----------    ----------       ----------       ----------      --------    ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    646,408         83,182      (128,280)          91,431          942,176        10,171       112,969
                          ----------     ----------    ----------       ----------       ----------      --------    ----------
Unit transactions:
  Purchases..............  1,520,697        197,777       465,319          518,167        1,695,165       111,154       269,787
  Net transfers..........  4,737,360        474,639     1,652,869         (216,141)       2,990,857       294,105       641,807
  Surrenders.............    (94,734)       (12,784)      (17,686)         (23,212)         (78,215)       (4,383)       (7,600)
  Loan withdrawals.......    (99,490)          (591)      (12,272)            (153)         (10,265)       (1,053)       (8,087)
  Cost of insurance......   (257,615)       (29,489)      (51,815)         (70,077)        (162,662)       (9,256)      (34,433)
                          ----------     ----------    ----------       ----------       ----------      --------    ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........  5,806,218        629,552     2,036,415          208,584        4,434,880       390,567       861,474
                          ----------     ----------    ----------       ----------       ----------      --------    ----------
  Total increase
   (decrease) in net
   assets................  6,452,626        712,734     1,908,135          300,015        5,377,056       400,738       974,443
Net Assets:
  Beginning of period....  1,398,467        310,910       284,669        1,193,064        1,145,955       127,225       259,603
                          ----------     ----------    ----------       ----------       ----------      --------    ----------
  End of period.......... $7,851,093     $1,023,644    $2,192,804       $1,493,079       $6,523,011      $527,963    $1,234,046
                          ==========     ==========    ==========       ==========       ==========      ========    ==========

SA-8                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENT OF CHANGES IN NET ASSETS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                   International
                                  Asia Pacific    International       Growth
                                     Growth          Growth         and Income
                                      Fund            Fund             Fund
                                  Sub-Account      Sub-Account      Sub-Account
                                  ------------    -------------    -------------
Operations:
  Net investment income
   (loss).....................      $ --            $  --             $--
  Capital gains income........        --               --              --
  Net realized gain (loss) on
   security transactions......        17,718             3,557            (292)
  Net unrealized appreciation
   (depreciation) of
   investments during the
   period.....................        21,950            92,726          34,057
                                    --------        ----------        --------
  Net increase (decrease) in
   net assets resulting from
   operations.................        39,668            96,283          33,765
                                    --------        ----------        --------
Unit transactions:
  Purchases...................        15,991           172,813          55,770
  Net transfers...............       386,297           582,550         226,729
  Surrenders..................        (4,617)          (10,089)         (7,229)
  Loan withdrawals............          (108)          (10,227)         (1,257)
  Cost of insurance...........        (7,729)          (35,565)        (13,786)
                                    --------        ----------        --------
  Net increase (decrease) in
   net assets resulting from
   unit transactions..........       389,834           699,482         260,227
                                    --------        ----------        --------
  Total increase (decrease) in
   net assets.................       429,502           795,765         293,992
Net Assets:
  Beginning of period.........         2,382           237,646         183,856
                                    --------        ----------        --------
  End of period...............      $431,884        $1,033,411        $477,848
                                    ========        ==========        ========

Statement of Changes in Net Assets
 For the Year Ended December 31, 1998

                                                            International
                           Asia Pacific    International       Growth
                              Growth          Growth         and Income
                               Fund            Fund             Fund
                           Sub-Account*    Sub-Account*     Sub-Account*
                           ------------    -------------    -------------
Operations:
  Net investment income
   (loss)..............       $--            $    631         $  2,027
  Capital gains
   income..............       --               --                4,882
  Net realized gain
   (loss) on security
   transactions........       --                   (2)              (4)
  Net unrealized
   appreciation
   (depreciation) of
   investments during
   the period..........          110           12,182            1,315
                              ------         --------         --------
  Net increase
   (decrease) in net
   assets resulting
   from operations.....          110           12,811            8,220
                              ------         --------         --------
Unit transactions:
  Purchases............        1,025            9,271           17,634
  Net transfers........        1,266          217,210          159,730
  Surrenders...........           (8)            (739)            (640)
  Loan withdrawals.....       --               --                   (1)
  Cost of insurance....          (11)            (907)          (1,087)
                              ------         --------         --------
  Net increase
   (decrease) in net
   assets resulting
   from unit
   transactions........        2,272          224,835          175,636
                              ------         --------         --------
  Total increase
   (decrease) in net
   assets..............        2,382          237,646          183,856
Net Assets:
  Beginning of
   period..............       --               --               --
                              ------         --------         --------
  End of period........       $2,382         $237,646         $183,856
                              ======         ========         ========

  *  From inception, August 3, 1998, to December 31, 1998

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-9
--------------------------------------------------------------------------------

                               International                                   The
                                    New            New                       George           OTC &                        Health
                               Opportunities      Value         Vista        Putnam      Emerging Growth    Investors     Sciences
                                   Fund           Fund          Fund        of Boston         Fund            Fund          Fund
                                Sub-Account    Sub-Account   Sub-Account   Sub-Account     Sub-Account     Sub-Account   Sub-Account
                               -------------   -----------   -----------   -----------   ---------------   -----------   -----------
Operations:
  Net investment income
   (loss).....................    $     19       $      3      $ --          $ --            $--           $   --        $   --
  Capital gains income........     --                 690        --               287         --               --            --
  Net realized gain (loss) on
   security transactions......        (644)           (51)           58           932         (27,049)            246          (468)
  Net unrealized appreciation
   (depreciation) of
   investments during the
   period.....................      21,802        (48,303)        4,149       (15,754)         52,705         (11,236)      (93,975)
                                  --------       --------      --------      --------        --------      ----------    ----------
  Net increase (decrease) in
   net assets resulting from
   operations.................      21,177        (47,661)        4,207       (14,535)         25,656         (10,990)      (94,443)
                                  --------       --------      --------      --------        --------      ----------    ----------
Unit transactions:
  Purchases...................      21,630         24,896        90,321        63,679          94,527         413,878       244,314
  Net transfers...............     207,333        737,977       425,727       311,653         244,050       1,792,066       864,910
  Surrenders..................     (19,663)        (2,820)       (5,269)      (10,965)        (25,662)        (22,068)      (16,607)
  Loan withdrawals............        (270)          (114)         (133)      (16,250)             (2)           (293)         (151)
  Cost of insurance...........      (5,802)       (12,786)      (17,507)      (17,048)        (13,546)        (62,872)      (47,515)
                                  --------       --------      --------      --------        --------      ----------    ----------
  Net increase (decrease) in
   net assets resulting from
   unit transactions..........     203,228        747,153       493,139       331,069         299,367       2,120,711     1,044,951
                                  --------       --------      --------      --------        --------      ----------    ----------
  Total increase (decrease) in
   net assets.................     224,405        699,492       497,346       316,534         325,023       2,109,721       950,508
Net Assets:
  Beginning of period.........      17,186         16,650        47,085        96,390          30,185         160,760       152,193
                                  --------       --------      --------      --------        --------      ----------    ----------
  End of period...............    $241,591       $716,142      $544,431      $412,924        $355,208      $2,270,481    $1,102,701
                                  ========       ========      ========      ========        ========      ==========    ==========

                        International                                      The
                             New            New                           George           OTC &                          Health
                        Opportunities      Value           Vista          Putnam      Emerging Growth    Investors       Sciences
                            Fund            Fund            Fund        of Boston          Fund             Fund           Fund
                        Sub-Account*    Sub-Account*    Sub-Account*   Sub-Account*    Sub-Account*     Sub-Account*   Sub-Account*
                        -------------  --------------   ------------   ------------   ---------------   ------------   ------------
Operations:
  Net investment income
   (loss)..............    $--            $   131         $--            $   532          $    10         $    111       $    126
  Capital gains
   income..............     --                 25          --             --              --                --             --
  Net realized gain
   (loss) on security
   transactions........          5            255               4              7              769               (1)             2
  Net unrealized
   appreciation
   (depreciation) of
   investments during
   the period..........      2,169            439           7,437          2,022            3,544           13,554         15,169
                           -------        -------         -------        -------          -------         --------       --------
  Net increase
   (decrease) in net
   assets resulting
   from operations.....      2,174            850           7,441          2,561            4,323           13,664         15,297
                           -------        -------         -------        -------          -------         --------       --------
Unit transactions:
  Purchases............      1,092          4,212           1,667         26,333            5,337           18,749         43,812
  Net transfers........     14,115         12,066          38,890         68,878           21,258          131,102         95,215
  Surrenders...........        (71)          (154)           (259)          (507)            (231)            (525)          (539)
  Loan withdrawals.....     --             --              --                (39)              (1)              (2)        --
  Cost of insurance....       (124)          (324)           (654)          (836)            (501)          (2,228)        (1,592)
                           -------        -------         -------        -------          -------         --------       --------
  Net increase
   (decrease) in net
   assets resulting
   from unit
   transactions........     15,012         15,800          39,644         93,829           25,862          147,096        136,896
                           -------        -------         -------        -------          -------         --------       --------
  Total increase
   (decrease) in net
   assets..............     17,186         16,650          47,085         96,390           30,185          160,760        152,193
Net Assets:
  Beginning of
   period..............     --             --              --             --              --                --             --
                           -------        -------         -------        -------          -------         --------       --------
  End of period........    $17,186        $16,650         $47,085        $96,390          $30,185         $160,760       $152,193
                           =======        =======         =======        =======          =======         ========       ========

  *  From inception, August 3, 1998, to December 31, 1998

SA-10                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                            Global       Diversified
                             Voyager        Growth         Income
                              Fund           Fund           Fund
                           Sub-Account    Sub-Account    Sub-Account
                           -----------    -----------    -----------
Investment income:
  Dividends............    $   15,233     $   38,016       $ 53,173
                           ----------     ----------       --------
Capital gains income...     1,221,590        791,631         --
                           ----------     ----------       --------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss) on security
   transactions........       (43,619)        (3,512)           346
  Net unrealized
   appreciation
   (depreciation) of
   investments during
   the period..........       341,131        254,447        (57,486)
                           ----------     ----------       --------
    Net gain (losses)
     on investments....       297,512        250,935        (57,140)
                           ----------     ----------       --------
    Net increase
     (decrease) in net
     assets resulting
     from
     operations:.......    $1,534,335     $1,080,582       $ (3,967)
                           ==========     ==========       ========

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-11
--------------------------------------------------------------------------------

                                                                                                                 Utilities
                           Growth      Global Asset                                    New           Money        Growth
                         and Income     Allocation    High Yield     VT Income    Opportunities     Market      and Income
                            Fund           Fund          Fund          Fund           Fund           Fund          Fund
                        Sub-Account    Sub-Account    Sub-Account   Sub-Account    Sub-Account    Sub-Account   Sub-Account
                        ------------   ------------   -----------   -----------   -------------   -----------   -----------
Investment income:
  Dividends............ $   155,610      $ 24,931      $ 292,292     $ 110,447      $  --           $21,902      $ 49,760
                        -----------      --------      ---------     ---------      ----------      -------      --------
Capital gains income...     776,526        69,902         --            32,951         106,172       --            52,257
                        -----------      --------      ---------     ---------      ----------      -------      --------
Net realized and
 unrealized gain (loss)
 on investments:
  Net realized gain
   (loss) on security
   transactions........     (35,365)          (52)            76           264          (7,533)      --              (108)
  Net unrealized
   appreciation
   (depreciation) of
   investments during
   the period..........  (1,360,719)      (82,523)      (349,245)     (194,625)        977,565       --           (87,883)
                        -----------      --------      ---------     ---------      ----------      -------      --------
    Net gain (losses)
     on investments....  (1,396,084)      (82,575)      (349,169)     (194,361)        970,032       --           (87,991)
                        -----------      --------      ---------     ---------      ----------      -------      --------
    Net increase
     (decrease) in net
     assets resulting
     from
     operations:....... $  (463,948)     $ 12,258      $ (56,877)    $ (50,963)     $1,076,204      $21,902      $ 14,026
                        ===========      ========      =========     =========      ==========      =======      ========

SA-12                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                            International
                           Asia Pacific    International       Growth
                              Growth          Growth         and Income
                               Fund            Fund             Fund
                           Sub-Account      Sub-Account      Sub-Account
                           ------------    -------------    -------------
Investment income:
  Dividends............       $--             $--              $--
                              -------         -------          -------
  Capital gains
   income..............        --              --               --
                              -------         -------          -------
Net realized and
 unrealized gain (loss)
 on investments:
    Net realized gain
     (loss) on security
     transactions......        17,718           3,557             (292)
    Net unrealized
     appreciation
     (depreciation) of
     investments during
     the period........        21,950          92,726           34,057
                              -------         -------          -------
      Net gain (losses)
       on
       investments.....        39,668          96,283           33,765
                              -------         -------          -------
      Net increase
       (decrease) in
       net assets
       resulting from
       operations:.....       $39,668         $96,283          $33,765
                              =======         =======          =======

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-13
--------------------------------------------------------------------------------

                        International
                             New            New                     The George         OTC &                        Health
                        Opportunities      Value         Vista      Putnam Fund   Emerging Growth    Investors     Sciences
                            Fund           Fund          Fund        of Boston         Fund            Fund          Fund
                         Sub-Account    Sub-Account   Sub-Account   Sub-Account     Sub-Account     Sub-Account   Sub-Account
                        -------------   -----------   -----------   -----------   ---------------   -----------   -----------
Investment income:
  Dividends............    $    19        $      3       $--         $ --             $--             $ --          $ --
                           -------        --------       ------      --------         -------         --------      --------
  Capital gains
   income..............     --                 690       --               287         --                --            --
                           -------        --------       ------      --------         -------         --------      --------
Net realized and
 unrealized gain (loss)
 on investments:
    Net realized gain
     (loss) on security
     transactions......       (644)            (51)          58           932         (27,049)             246          (468)
    Net unrealized
     appreciation
     (depreciation) of
     investments during
     the period........     21,802         (48,303)       4,149       (15,754)         52,705          (11,236)      (93,975)
                           -------        --------       ------      --------         -------         --------      --------
      Net gain (losses)
       on
       investments.....     21,158         (48,354)       4,207       (14,822)         25,656          (10,990)      (94,443)
                           -------        --------       ------      --------         -------         --------      --------
      Net increase
       (decrease) in
       net assets
       resulting from
       operations:.....    $21,177        $(47,661)      $4,207      $(14,535)        $25,656         $(10,990)     $(94,443)
                           =======        ========       ======      ========         =======         ========      ========

SA-14                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENT OF ASSETS AND LIABILITIES (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                   Units
                                                                  Owned by         Unit        Contract
                                                                Participants      Price        Liability
                                                                ------------    ----------    -----------
Variable life contracts:
Individual Sub-Accounts:
  Voyager Fund..............................................      641,162       $32.271497    $20,691,214
  Global Growth Fund........................................      430,815        26.282278     11,322,796
  Asia Pacific Growth Fund..................................       27,577        15.661144        431,884
  Growth and Income Fund....................................      567,581        25.361714     14,394,836
  Global Asset Allocation Fund..............................       78,112        21.094614      1,647,741
  High Yield Fund...........................................      459,117        15.903683      7,301,655
  VT Income Fund............................................      192,357        14.436052      2,776,876
  New Opportunities Fund....................................      423,036        25.767751     10,900,692
  Money Market Fund.........................................      542,333         1.340884        727,206
  Utilities Growth & Income Fund............................      102,007        21.569619      2,200,257
  Diversified Income Fund...................................       76,844        12.714294        977,023
  International Growth Fund.................................       89,294        11.573084      1,033,411
  International Growth and Income Fund......................       41,992        11.379614        477,848
  International New Opportunities Fund......................       19,182        12.594233        241,591
  New Value Fund............................................       68,405        10.469069        716,142
  Vista Fund................................................       47,405        11.484699        544,431
  The George Putnam Fund of Boston..........................       39,422        10.474387        412,924
  OTC & Emerging Growth.....................................       25,652        13.847446        355,208
  Investors.................................................      194,481        11.674568      2,270,481
  Health Sciences...........................................      111,539         9.886249      1,102,701
                                                                  -------       ----------    -----------
Grand Total:................................................                                  $80,526,916
                                                                                              ===========

   The accompanying notes are an integral part of these financial statements.

SA-1                                 Hartford Life and Annuity Insurance Company
--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life and Annuity Insurance Company Putnam Capital Manager Trust Separate Account
Variable Life One and to the Owners of Units of Interest therein:

We have audited the accompanying statements of assets and liabilities of Hartford Life and Annuity Insurance Company Putnam Capital Manager Trust Separate Account Variable Life One (Asia Pacific Growth, Diversified Income, The George Putnam Fund of Boston, Global Asset Allocation, Global Growth, Growth and Income, Health Sciences, High Yield, International Growth, International Growth and Income, International New Opportunities, Investors, Money Market, New Opportunities, New Value, OTC & Emerging Growth, U.S. Government and High Quality Bond, Utilities Growth and Income, Vista, and Voyager), (collectively, the Account) as of December 31, 1998, and the related statements of operations and the statements of changes in net assets for the periods presented. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 1998, and the results of their operations and the changes in their net assets for the periods presented in conformity with generally accepted accounting principles.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 15, 1999

SA-2                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF ASSETS & LIABILITIES
DECEMBER 31, 1998

                              ASIA                     THE GEORGE
                             PACIFIC     DIVERSIFIED   PUTNAM FUND
                             GROWTH        INCOME       OF BOSTON
                           SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -----------   -----------
ASSETS:
Investments:
  Putnam VT Asia Pacific
   Growth Fund
    Shares            286
    Cost        $   2,272
    Market Value.........     $2,382       $ --          $--
  Putnam VT Diversified
   Income Fund
    Shares         65,475
    Cost        $ 694,428
    Market Value.........     --            686,832       --
  Putnam VT The George
   Putnam Fund of Boston
    Shares          9,375
    Cost        $  94,351
    Market Value.........     --             --           96,373
  Putnam VT Global Asset
   Allocation Fund
    Shares         54,016
    Cost        $ 982,423
    Market Value.........     --             --           --
  Putnam VT Global Growth
   Fund
    Shares        370,679
    Cost       $6,691,738
    Market Value.........     --             --           --
  Putnam VT Growth and
   Income Fund
    Shares        272,903
    Cost       $7,422,063
    Market Value.........     --             --           --
  Putnam VT Health
   Sciences Fund
    Shares         13,911
    Cost        $ 137,023
    Market Value.........     --             --           --
  Putnam VT High Yield
   Fund
    Shares        187,419
    Cost       $2,348,503
    Market Value.........     --             --           --
  Putnam VT International
   Growth Fund
    Shares         17,578
    Cost        $ 225,468
    Market Value.........     --             --           --
  Putnam VT International
   Growth and Income Fund
    Shares         15,021
    Cost        $ 182,548
    Market Value.........     --             --           --
  Due from Hartford Life
   Insurance Company.....     --              3,229        4,564
  Receivable from fund
   shares sold...........     --             --           --
                           -----------   -----------   -----------
  Total Assets...........      2,382        690,061      100,937
                           -----------   -----------   -----------
LIABILITIES:
  Due to Hartford Life
   Insurance Company          --             --           --
  Payable for fund shares
   purchased                  --              3,228        4,547
                           -----------   -----------   -----------
  Total Liabilities......     --              3,228        4,547
                           -----------   -----------   -----------
  Net Assets (variable
   life contract
   liabilities)..........     $2,382       $686,833      $96,390
                           -----------   -----------   -----------
                           -----------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-3
--------------------------------------------------------------------------------

                             GLOBAL
                              ASSET        GLOBAL
                           ALLOCATION      GROWTH
                           SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -----------
ASSETS:
Investments:
  Putnam VT Asia Pacific
   Growth Fund
    Shares            286
    Cost        $   2,272
    Market Value.........  $   --        $   --
  Putnam VT Diversified
   Income Fund
    Shares         65,475
    Cost        $ 694,428
    Market Value.........      --            --
  Putnam VT The George
   Putnam Fund of Boston
    Shares          9,375
    Cost        $  94,351
    Market Value.........      --            --
  Putnam VT Global Asset
   Allocation Fund
    Shares         54,016
    Cost        $ 982,423
    Market Value.........    1,023,610       --
  Putnam VT Global Growth
   Fund
    Shares        370,679
    Cost       $6,691,738
    Market Value.........      --          7,517,360
  Putnam VT Growth and
   Income Fund
    Shares        272,903
    Cost       $7,422,063
    Market Value.........      --            --
  Putnam VT Health
   Sciences Fund
    Shares         13,911
    Cost        $ 137,023
    Market Value.........      --            --
  Putnam VT High Yield
   Fund
    Shares        187,419
    Cost       $2,348,503
    Market Value.........      --            --
  Putnam VT International
   Growth Fund
    Shares         17,578
    Cost        $ 225,468
    Market Value.........      --            --
  Putnam VT International
   Growth and Income Fund
    Shares         15,021
    Cost        $ 182,548
    Market Value.........      --            --
  Due from Hartford Life
   Insurance Company.....           34        19,420
  Receivable from fund
   shares sold...........      --            --
                           -----------   -----------
  Total Assets...........    1,023,644     7,536,780
                           -----------   -----------
LIABILITIES:
  Due to Hartford Life
   Insurance Company           --            --
  Payable for fund shares
   purchased                   --             19,690
                           -----------   -----------
  Total Liabilities......      --             19,690
                           -----------   -----------
  Net Assets (variable
   life contract
   liabilities)..........  $ 1,023,644   $ 7,517,090
                           -----------   -----------
                           -----------   -----------

                                                                                   INTERNATIONAL
                             GROWTH        HEALTH                    INTERNATIONAL GROWTH AND
                           AND INCOME     SCIENCES     HIGH YIELD      GROWTH        INCOME
                           SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -----------   -----------   -----------   -----------
ASSETS:
Investments:
  Putnam VT Asia Pacific
   Growth Fund
    Shares            286
    Cost        $   2,272
    Market Value.........  $   --          $ --        $   --          $ --          $ --
  Putnam VT Diversified
   Income Fund
    Shares         65,475
    Cost        $ 694,428
    Market Value.........      --            --            --            --            --
  Putnam VT The George
   Putnam Fund of Boston
    Shares          9,375
    Cost        $  94,351
    Market Value.........      --            --            --            --            --
  Putnam VT Global Asset
   Allocation Fund
    Shares         54,016
    Cost        $ 982,423
    Market Value.........      --            --            --            --            --
  Putnam VT Global Growth
   Fund
    Shares        370,679
    Cost       $6,691,738
    Market Value.........      --            --            --            --            --
  Putnam VT Growth and
   Income Fund
    Shares        272,903
    Cost       $7,422,063
    Market Value.........    7,851,431       --            --            --            --
  Putnam VT Health
   Sciences Fund
    Shares         13,911
    Cost        $ 137,023
    Market Value.........      --           152,192        --            --            --
  Putnam VT High Yield
   Fund
    Shares        187,419
    Cost       $2,348,503
    Market Value.........      --            --          2,192,806       --            --
  Putnam VT International
   Growth Fund
    Shares         17,578
    Cost        $ 225,468
    Market Value.........      --            --            --           237,650        --
  Putnam VT International
   Growth and Income Fund
    Shares         15,021
    Cost        $ 182,548
    Market Value.........      --            --            --            --           183,863
  Due from Hartford Life
   Insurance Company.....       13,931          285            115        1,206            31
  Receivable from fund
   shares sold...........      --            --            --            --            --
                           -----------   -----------   -----------   -----------   -----------
  Total Assets...........    7,865,362      152,477      2,192,921      238,856       183,894
                           -----------   -----------   -----------   -----------   -----------
LIABILITIES:
  Due to Hartford Life
   Insurance Company           --            --            --            --            --
  Payable for fund shares
   purchased                    14,269          284            117        1,210            38
                           -----------   -----------   -----------   -----------   -----------
  Total Liabilities......       14,269          284            117        1,210            38
                           -----------   -----------   -----------   -----------   -----------
  Net Assets (variable
   life contract
   liabilities)..........  $ 7,851,093     $152,193    $ 2,192,804     $237,646      $183,856
                           -----------   -----------   -----------   -----------   -----------
                           -----------   -----------   -----------   -----------   -----------

SA-4                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF ASSETS & LIABILITIES (CONTINUED)
DECEMBER 31, 1998

                           INTERNATIONAL
                                NEW                         MONEY
                           OPPORTUNITIES    INVESTORS      MARKET
                            SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT
                           -------------   -----------   -----------
ASSETS:
Investments:
  Putnam VT International
   New Opportunities Fund
    Shares          1,496
    Cost        $  15,017
    Market Value.........     $17,186        $ --          $ --
  Putnam VT Investors
   Fund
    Shares         13,799
    Cost        $ 147,202
    Market Value.........      --             160,756        --
Putnam VT Money Market
   Fund
    Shares        527,966
    Cost        $ 527,966
    Market Value.........      --              --           527,966
  Putnam VT New
   Opportunities Fund
    Shares        250,312
    Cost       $5,427,645
    Market Value.........      --              --            --
  Putnam VT New Value
   Fund
    Shares          1,384
    Cost        $  16,210
    Market Value.........      --              --            --
  Putnam VT OTC &
   Emerging Growth Fund
    Shares          2,991
    Cost        $  26,639
    Market Value.........      --              --            --
  Putnam VT U.S.
   Government and High
   Quality Bond Fund
    Shares        107,804
    Cost       $1,425,849
    Market Value.........      --              --            --
  Putnam VT Utilities
   Growth & Income Fund
    Shares         67,841
    Cost       $1,105,371
    Market Value.........      --              --            --
  Putnam VT Vista Fund
    Shares          3,199
    Cost        $  39,649
    Market Value.........      --              --            --
  Putnam VT Voyager Fund
    Shares        220,466
    Cost       $8,653,660
    Market Value.........      --              --            --
  Due from Hartford Life
   Insurance Company.....      --                 613        --
  Receivable from fund
   shares sold...........      --              --            --
                           -------------   -----------   -----------
  Total Assets...........      17,186         161,369       527,966
                           -------------   -----------   -----------
LIABILITIES:
  Due to Hartford Life
   Insurance Company.....      --              --                 3
  Payable for fund shares
   purchased.............      --                 609        --
                           -------------   -----------   -----------
  Total Liabilities......      --                 609             3
                           -------------   -----------   -----------
  Net Assets (variable
   life contract
   liabilities)..........     $17,186        $160,760      $527,963
                           -------------   -----------   -----------
                           -------------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-5
--------------------------------------------------------------------------------

                                NEW            NEW
                           OPPORTUNITIES      VALUE
                            SUB-ACCOUNT    SUB-ACCOUNT
                           -------------   -----------
ASSETS:
Investments:
  Putnam VT International
   New Opportunities Fund
    Shares          1,496
    Cost        $  15,017
    Market Value.........    $  --           $--
  Putnam VT Investors
   Fund
    Shares         13,799
    Cost        $ 147,202
    Market Value.........       --            --
Putnam VT Money Market
  Fund
    Shares        527,966
    Cost        $ 527,966
    Market Value.........       --            --
  Putnam VT New
   Opportunities Fund
    Shares        250,312
    Cost       $5,427,645
    Market Value.........     6,523,133       --
  Putnam VT New Value
   Fund
    Shares          1,384
    Cost        $  16,210
    Market Value.........       --            16,649
  Putnam VT OTC &
   Emerging Growth Fund
    Shares          2,991
    Cost        $  26,639
    Market Value.........       --            --
  Putnam VT U.S.
   Government and High
   Quality Bond Fund
    Shares        107,804
    Cost       $1,425,849
    Market Value.........       --            --
  Putnam VT Utilities
   Growth & Income Fund
    Shares         67,841
    Cost       $1,105,371
    Market Value.........       --            --
  Putnam VT Vista Fund
    Shares          3,199
    Cost        $  39,649
    Market Value.........       --            --
  Putnam VT Voyager Fund
    Shares        220,466
    Cost       $8,653,660
    Market Value.........       --            --
  Due from Hartford Life
   Insurance Company.....        31,990            1
  Receivable from fund
   shares sold...........       --            --
                           -------------   -----------
  Total Assets...........     6,555,123       16,650
                           -------------   -----------
LIABILITIES:
  Due to Hartford Life
   Insurance Company.....       --            --
  Payable for fund shares
   purchased.............        32,112       --
                           -------------   -----------
  Total Liabilities......        32,112       --
                           -------------   -----------
  Net Assets (variable
   life contract
   liabilities)..........    $6,523,011      $16,650
                           -------------   -----------
                           -------------   -----------

                              OTC &      U.S. GOVERNMENT    UTILITIES
                            EMERGING        AND HIGH         GROWTH
                             GROWTH       QUALITY BOND     AND INCOME       VISTA        VOYAGER
                           SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   ---------------   -----------   -----------   ------------
ASSETS:
Investments:
  Putnam VT International
   New Opportunities Fund
    Shares          1,496
    Cost        $  15,017
    Market Value.........    $--            $ --           $   --          $--         $   --
  Putnam VT Investors
   Fund
    Shares         13,799
    Cost        $ 147,202
    Market Value.........     --              --               --           --             --
Putnam VT Money Market
  Fund
    Shares        527,966
    Cost        $ 527,966
    Market Value.........     --              --               --           --             --
  Putnam VT New
   Opportunities Fund
    Shares        250,312
    Cost       $5,427,645
    Market Value.........     --              --               --           --             --
  Putnam VT New Value
   Fund
    Shares          1,384
    Cost        $  16,210
    Market Value.........     --              --               --           --             --
  Putnam VT OTC &
   Emerging Growth Fund
    Shares          2,991
    Cost        $  26,639
    Market Value.........     30,183          --               --           --             --
  Putnam VT U.S.
   Government and High
   Quality Bond Fund
    Shares        107,804
    Cost       $1,425,849
    Market Value.........     --             1,480,144         --           --             --
  Putnam VT Utilities
   Growth & Income Fund
    Shares         67,841
    Cost       $1,105,371
    Market Value.........     --              --            1,234,030       --             --
  Putnam VT Vista Fund
    Shares          3,199
    Cost        $  39,649
    Market Value.........     --              --               --           47,086         --
  Putnam VT Voyager Fund
    Shares        220,466
    Cost       $8,653,660
    Market Value.........     --              --               --           --          10,108,374
  Due from Hartford Life
   Insurance Company.....          2             1,014             28       --             --
  Receivable from fund
   shares sold...........     --              --               --           --              22,235
                           -----------   ---------------   -----------   -----------   ------------
  Total Assets...........     30,185         1,481,158      1,234,058       47,086      10,130,609
                           -----------   ---------------   -----------   -----------   ------------
LIABILITIES:
  Due to Hartford Life
   Insurance Company.....     --              --               --                1          21,736
  Payable for fund shares
   purchased.............     --                 1,015             12       --             --
                           -----------   ---------------   -----------   -----------   ------------
  Total Liabilities......     --                 1,015             12            1          21,736
                           -----------   ---------------   -----------   -----------   ------------
  Net Assets (variable
   life contract
   liabilities)..........    $30,185        $1,480,143     $1,234,046      $47,085     $10,108,873
                           -----------   ---------------   -----------   -----------   ------------
                           -----------   ---------------   -----------   -----------   ------------

SA-6                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
DECEMBER 31, 1998

                                                UNITS
                                               OWNED BY      UNIT      CONTRACT
                                               PARTICIPANTS   PRICE    LIABILITY
                                               --------   ----------  -----------
 Variable life contracts:
   Asia Pacific Growth Fund..................      223    $10.693257  $     2,382
   Diversified Income Fund...................   53,755     12.777025      686,833
   George Putnam Fund of Boston..............    9,091     10.602638       96,390
   Global Asset Allocation Fund..............   49,232     20.792218    1,023,643
   Global Growth Fund........................  318,846     23.575913    7,517,090
   Growth and Income Fund....................  307,670     25.517876    7,851,093
   Health Sciences Fund......................   13,537     11.242853      152,193
   High Yield Fund...........................  140,779     15.576208    2,192,804
   International Growth Fund.................   24,286      9.785387      237,646
   International Growth and Income Fund......   18,822      9.768197      183,856
   International New Opportunities Fund......    2,137      8.042115       17,186
   Investors Fund............................   14,373     11.185169      160,760
   Money Market Fund.........................  407,558      1.295432      527,963
   New Opportunities Fund....................  286,823     22.742256    6,523,011
   New Value Fund............................    1,569     10.611164       16,650
   OTC & Emerging Growth Fund................    2,802     10.773294       30,185
   U.S. Government and High Quality Bond
 Fund........................................  100,651     14.705728    1,480,143
   Utilities Growth & Income Fund............   57,036     21.636249    1,234,046
   Vista Fund................................    4,437     10.611675       47,085
   Voyager Fund..............................  350,559     28.836430   10,108,873
                                                                      -----------
 Grand Total:                                                         $40,089,832
                                                                      -----------
                                                                      -----------

   The accompanying notes are an integral part of these financial statements.

                      This page intentionally left blank.

SA-8                                 HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998

                              ASIA                     THE GEORGE
                             PACIFIC     DIVERSIFIED   PUTNAM FUND
                             GROWTH        INCOME       OF BOSTON
                           SUB-ACCOUNT*  SUB-ACCOUNT   SUB-ACCOUNT*
                           -----------   -----------   -----------
INVESTMENT INCOME:
  Dividends..............     -$-          $ 2,718        $  532
                              -----      -----------   -----------
CAPITAL GAINS INCOME.....     --             1,154        --
                              -----      -----------   -----------
NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........     --                15             7
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       110         (9,453)        2,022
                              -----      -----------   -----------
  Net gain (loss) on
   investments...........       110         (9,438)        2,029
                              -----      -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      $110        $(5,566)       $2,561
                              -----      -----------   -----------
                              -----      -----------   -----------

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                 SA-9
--------------------------------------------------------------------------------

                             GLOBAL
                              ASSET        GLOBAL
                           ALLOCATION      GROWTH
                           SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -----------
INVESTMENT INCOME:
  Dividends..............    $ 9,598     $   66,009
                           -----------   -----------
CAPITAL GAINS INCOME.....     41,227        330,045
                           -----------   -----------
NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........        511          3,657
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     31,846        799,731
                           -----------   -----------
  Net gain (loss) on
   investments...........     32,357        803,388
                           -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    $83,182     $1,199,442
                           -----------   -----------
                           -----------   -----------

                                                                                   INTERNATIONAL
                             GROWTH        HEALTH                    INTERNATIONAL GROWTH AND
                           AND INCOME     SCIENCES     HIGH YIELD      GROWTH        INCOME
                           SUB-ACCOUNT   SUB-ACCOUNT*  SUB-ACCOUNT   SUB-ACCOUNT*  SUB-ACCOUNT*
                           -----------   -----------   -----------   -----------   -----------
INVESTMENT INCOME:
  Dividends..............    $ 36,061      $   126      $  34,276      $   631        $2,027
                           -----------   -----------   -----------   -----------   -----------
CAPITAL GAINS INCOME.....     235,404       --              5,378       --             4,882
                           -----------   -----------   -----------   -----------   -----------
NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........       4,991            2          8,112           (2)           (4)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     369,952       15,169       (176,046)      12,182         1,315
                           -----------   -----------   -----------   -----------   -----------
  Net gain (loss) on
   investments...........     374,943       15,171       (167,934)      12,180         1,311
                           -----------   -----------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    $646,408      $15,297      $(128,280)     $12,811        $8,220
                           -----------   -----------   -----------   -----------   -----------
                           -----------   -----------   -----------   -----------   -----------

SA-10                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998

                           INTERNATIONAL
                               NEW                          MONEY
                           OPPORTUNITIES   INVESTORS       MARKET
                           SUB-ACCOUNT*   SUB-ACCOUNT*   SUB-ACCOUNT
                           ------------   ------------   -----------
INVESTMENT INCOME:
  Dividends..............     $--            $   111       $10,171
                              ------      ------------   -----------
  Capital gains income...     --              --            --
                              ------      ------------   -----------
NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........          5              (1)       --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      2,169          13,554        --
                              ------      ------------   -----------
  Net gain (loss) on
   investments...........      2,174          13,553        --
                              ------      ------------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     $2,174         $13,664       $10,171
                              ------      ------------   -----------
                              ------      ------------   -----------

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-11
--------------------------------------------------------------------------------

                                NEW
                           OPPORTUNITIES    NEW VALUE
                            SUB-ACCOUNT    SUB-ACCOUNT*
                           -------------   ------------
INVESTMENT INCOME:
  Dividends..............     $--              $131
                           -------------      -----
  Capital gains income...       25,739           25
                           -------------      -----
NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........      (50,616)         255
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      967,053          439
                           -------------      -----
  Net gain (loss) on
   investments...........      916,437          694
                           -------------      -----
  Net increase (decrease)
   in net assets
   resulting from
   operations............     $942,176         $850
                           -------------      -----
                           -------------      -----

                              OTC &       U.S. GOVERNMENT    UTILITIES
                             EMERGING        AND HIGH         GROWTH
                              GROWTH       QUALITY BOND     AND INCOME       VISTA         VOYAGER
                           SUB-ACCOUNT*     SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT*   SUB-ACCOUNT
                           ------------   ---------------   -----------   ------------   -----------
INVESTMENT INCOME:
  Dividends..............     $   10          $61,358         $ 10,596       $--         $     5,550
                              ------          -------       -----------      ------      -----------
  Capital gains income...     --                1,597           18,263       --              135,426
                              ------          -------       -----------      ------      -----------
NET REALIZED AND
  UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........        769            2,773             (609)           4            1,139
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      3,544           12,767           84,719        7,437        1,302,791
                              ------          -------       -----------      ------      -----------
  Net gain (loss) on
   investments...........      4,313           15,540           84,110        7,441        1,303,930
                              ------          -------       -----------      ------      -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     $4,323          $78,495         $112,969       $7,441      $ 1,444,906
                              ------          -------       -----------      ------      -----------
                              ------          -------       -----------      ------      -----------

SA-12                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                         THE GEORGE
                           ASIA PACIFIC   DIVERSIFIED   PUTNAM FUND
                              GROWTH        INCOME       OF BOSTON
                           SUB-ACCOUNT*   SUB-ACCOUNT   SUB-ACCOUNT*
                           ------------   -----------   ------------
OPERATIONS:
  Net investment income
   (loss)................     $--           $  2,718       $   532
                              ------      -----------   ------------
CAPITAL GAINS INCOME.....     --               1,154        --
  Net realized gain
   (loss) on security
   transactions..........     --                  15             7
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        110          (9,453)        2,022
                              ------      -----------   ------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............        110          (5,566)        2,561
                              ------      -----------   ------------
UNIT TRANSACTIONS:
  Purchases..............      1,025          85,364        26,333
  Net transfers..........      1,266         584,214        68,878
  Surrenders.............         (8)         (6,589)         (507)
  Net loan activity......     --                  (2)          (39)
  Cost of insurance......        (11)        (13,198)         (836)
                              ------      -----------   ------------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      2,272         649,789        93,829
                              ------      -----------   ------------
  Total increase
   (decrease) in net
   assets................      2,382         644,223        96,390
NET ASSETS:
  Beginning of period....     --              42,610        --
                              ------      -----------   ------------
  End of period..........     $2,382        $686,833       $96,390
                              ------      -----------   ------------
                              ------      -----------   ------------

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-13
--------------------------------------------------------------------------------

                             GLOBAL
                              ASSET        GLOBAL
                           ALLOCATION      GROWTH
                           SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -----------
OPERATIONS:
  Net investment income
   (loss)................  $     9,598   $    66,009
                           -----------   -----------
CAPITAL GAINS INCOME.....       41,227       330,045
  Net realized gain
   (loss) on security
   transactions..........          511         3,657
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       31,846       799,731
                           -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       83,182     1,199,442
                           -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............      197,777     1,777,192
  Net transfers..........      474,639     3,292,482
  Surrenders.............      (12,784)      (99,324)
  Net loan activity......         (591)      (60,658)
  Cost of insurance......      (29,489)     (227,264)
                           -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      629,552     4,682,428
                           -----------   -----------
  Total increase
   (decrease) in net
   assets................      712,734     5,881,870
NET ASSETS:
  Beginning of period....      310,910     1,635,220
                           -----------   -----------
  End of period..........  $ 1,023,644   $ 7,517,090
                           -----------   -----------
                           -----------   -----------

                                                                                    INTERNATIONAL
                             GROWTH         HEALTH                    INTERNATIONAL GROWTH AND
                           AND INCOME      SCIENCES     HIGH YIELD      GROWTH        INCOME
                           SUB-ACCOUNT   SUB-ACCOUNT*   SUB-ACCOUNT   SUB-ACCOUNT*  SUB-ACCOUNT*
                           -----------   ------------   -----------   -----------   -----------
OPERATIONS:
  Net investment income
   (loss)................  $    36,061     $    126     $    34,276     $    631      $  2,027
                           -----------   ------------   -----------   -----------   -----------
CAPITAL GAINS INCOME.....      235,404       --               5,378       --             4,882
  Net realized gain
   (loss) on security
   transactions..........        4,991            2           8,112           (2)           (4)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      369,952       15,169        (176,046)      12,182         1,315
                           -----------   ------------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      646,408       15,297        (128,280)      12,811         8,220
                           -----------   ------------   -----------   -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............    1,520,697       43,812         465,319        9,271        17,634
  Net transfers..........    4,737,360       95,215       1,652,869      217,210       159,730
  Surrenders.............      (94,734)        (539)        (17,686)        (739)         (640)
  Net loan activity......      (99,490)      --             (12,272)      --                (1)
  Cost of insurance......     (257,615)      (1,592)        (51,815)        (907)       (1,087)
                           -----------   ------------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    5,806,218      136,896       2,036,415      224,835       175,636
                           -----------   ------------   -----------   -----------   -----------
  Total increase
   (decrease) in net
   assets................    6,452,626      152,193       1,908,135      237,646       183,856
NET ASSETS:
  Beginning of period....    1,398,467       --             284,669       --            --
                           -----------   ------------   -----------   -----------   -----------
  End of period..........  $ 7,851,093     $152,193     $ 2,192,804     $237,646      $183,856
                           -----------   ------------   -----------   -----------   -----------
                           -----------   ------------   -----------   -----------   -----------

SA-14                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998

                           INTERNATIONAL
                               NEW                          MONEY
                           OPPORTUNITIES   INVESTORS       MARKET
                           SUB-ACCOUNT*   SUB-ACCOUNT*   SUB-ACCOUNT
                           ------------   ------------   -----------
OPERATIONS:
  Net investment income
   (loss)................     $--           $    111       $ 10,171
CAPITAL GAINS INCOME.....      --             --             --
  Net realized gain
   (loss) on security
   transactions..........           5             (1)        --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       2,169         13,554         --
                           ------------   ------------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       2,174         13,664         10,171
                           ------------   ------------   -----------
UNIT TRANSACTIONS:
  Purchases..............       1,092         18,749        111,154
  Net transfers..........      14,115        131,102        294,105
  Surrenders.............         (71)          (525)        (4,383)
  Net loan activity......      --                 (2)        (1,053)
  Cost of insurance......        (124)        (2,228)        (9,256)
                           ------------   ------------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      15,012        147,096        390,567
                           ------------   ------------   -----------
  Total increase
   (decrease) in net
   assets................      17,186        160,760        400,738
NET ASSETS:
  Beginning of period....      --             --            127,225
                           ------------   ------------   -----------
  End of period..........     $17,186       $160,760       $527,963
                           ------------   ------------   -----------
                           ------------   ------------   -----------

* From inception, August 3, 1998, to December 31, 1998.

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-15
--------------------------------------------------------------------------------

                                NEW            NEW
                           OPPORTUNITIES      VALUE
                            SUB-ACCOUNT    SUB-ACCOUNT
                           -------------   ------------
OPERATIONS:
  Net investment income
   (loss)................    $  --            $   131
CAPITAL GAINS INCOME.....        25,739            25
  Net realized gain
   (loss) on security
   transactions..........       (50,616)          255
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       967,053           439
                           -------------   ------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       942,176           850
                           -------------   ------------
UNIT TRANSACTIONS:
  Purchases..............     1,695,165         4,212
  Net transfers..........     2,990,857        12,066
  Surrenders.............       (78,215)         (154)
  Net loan activity......       (10,265)       --
  Cost of insurance......      (162,662)         (324)
                           -------------   ------------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     4,434,880        15,800
                           -------------   ------------
  Total increase
   (decrease) in net
   assets................     5,377,056        16,650
NET ASSETS:
  Beginning of period....     1,145,955        --
                           -------------   ------------
  End of period..........    $6,523,011       $16,650
                           -------------   ------------
                           -------------   ------------

                              OTC &       U.S. GOVERNMENT    UTILITIES
                             EMERGING        AND HIGH         GROWTH
                              GROWTH       QUALITY BOND     AND INCOME       VISTA         VOYAGER
                           SUB-ACCOUNT*     SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT*   SUB-ACCOUNT
                           ------------   ---------------   -----------   ------------   ------------
OPERATIONS:
  Net investment income
   (loss)................     $    10        $   61,358     $    10,596      $--         $      5,550
CAPITAL GAINS INCOME.....      --                 1,597          18,263       --              135,426
  Net realized gain
   (loss) on security
   transactions..........         769             2,773            (609)           4            1,139
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       3,544            12,767          84,719        7,437        1,302,791
                           ------------   ---------------   -----------   ------------   ------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       4,323            78,495         112,969        7,441        1,444,906
                           ------------   ---------------   -----------   ------------   ------------
UNIT TRANSACTIONS:
  Purchases..............       5,337           518,167         269,787        1,667        1,842,714
  Net transfers..........      21,258          (216,141)        641,807       38,890        5,859,152
  Surrenders.............        (231)          (23,212)         (7,600)        (259)        (104,683)
  Net loan activity......          (1)             (153)         (8,087)      --             (122,704)
  Cost of insurance......        (501)          (70,077)        (34,433)        (654)        (253,931)
                           ------------   ---------------   -----------   ------------   ------------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      25,862           208,584         861,474       39,644        7,220,548
                           ------------   ---------------   -----------   ------------   ------------
  Total increase
   (decrease) in net
   assets................      30,185           287,079         974,443       47,085        8,665,454
NET ASSETS:
  Beginning of period....      --             1,193,064         259,603       --            1,443,419
                           ------------   ---------------   -----------   ------------   ------------
  End of period..........     $30,185        $1,480,143     $ 1,234,046      $47,085     $ 10,108,873
                           ------------   ---------------   -----------   ------------   ------------
                           ------------   ---------------   -----------   ------------   ------------

SA-16                                HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

 PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1997

                                           GLOBAL
                           DIVERSIFIED      ASSET        GLOBAL
                             INCOME      ALLOCATION      GROWTH
                           SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -----------   -----------
OPERATIONS:
  Net investment income
   (loss)................    $    99       $    780    $     7,355
CAPITAL GAINS INCOME.....         16          1,333          7,911
  Net realized gain
   (loss) on security
   transactions..........        273             46            727
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      1,827          9,293         25,838
                           -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      2,215         11,452         41,831
                           -----------   -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............      1,122         21,636        197,403
  Net transfers..........     39,712        284,558      1,455,386
  Surrenders.............       (348)        (2,233)       (24,833)
  Net loan activity......     --                (16)         7,540
  Cost of insurance......     (1,121)        (5,581)       (43,722)
                           -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     39,365        298,364      1,591,774
                           -----------   -----------   -----------
  Total increase
   (decrease) in net
   assets................     41,580        309,816      1,633,605
NET ASSETS:
  Beginning of period....      1,030          1,094          1,615
                           -----------   -----------   -----------
  End of period..........    $42,610       $310,910    $ 1,635,220
                           -----------   -----------   -----------
                           -----------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                SA-17
--------------------------------------------------------------------------------

                             GROWTH
                           AND INCOME    HIGH YIELD
                           SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -----------
OPERATIONS:
  Net investment income
   (loss)................  $     2,061     $  1,448
CAPITAL GAINS INCOME.....        5,017          168
  Net realized gain
   (loss) on security
   transactions..........           47          208
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       59,382       20,324
                           -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       66,507       22,148
                           -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............       58,290        9,010
  Net transfers..........    1,311,232      261,651
  Surrenders.............       (8,041)      (2,778)
  Net loan activity......       (2,944)         (27)
  Cost of insurance......      (31,097)      (6,360)
                           -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    1,327,440      261,496
                           -----------   -----------
  Total increase
   (decrease) in net
   assets................    1,393,947      283,644
NET ASSETS:
  Beginning of period....        4,520        1,025
                           -----------   -----------
  End of period..........  $ 1,398,467     $284,669
                           -----------   -----------
                           -----------   -----------

                                                         U.S. GOVERNMENT    UTILITIES
                              MONEY           NEW           AND HIGH         GROWTH
                             MARKET      OPPORTUNITIES    QUALITY BOND     AND INCOME      VOYAGER
                           SUB-ACCOUNT    SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT
                           -----------   -------------   ---------------   -----------   -----------
OPERATIONS:
  Net investment income
   (loss)................    $  1,772      $  --            $   16,959       $    165    $       405
CAPITAL GAINS INCOME.....      --             --              --                  225          8,720
  Net realized gain
   (loss) on security
   transactions..........      --             (11,593)             549             65          8,423
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      --             128,498           41,518         43,867        151,950
                           -----------   -------------   ---------------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       1,772         116,905           59,026         44,322        169,498
                           -----------   -------------   ---------------   -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............      --              90,292          188,414         18,312        111,483
  Net transfers..........     127,202         989,240          981,563        206,398      1,206,671
  Surrenders.............        (810)        (15,731)         (15,612)        (1,613)         2,463
  Net loan activity......      --              (4,120)           7,877            (43)        (4,450)
  Cost of insurance......      (1,951)        (31,626)         (32,535)        (8,846)       (44,593)
                           -----------   -------------   ---------------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     124,441       1,028,055        1,129,707        214,208      1,271,574
                           -----------   -------------   ---------------   -----------   -----------
  Total increase
   (decrease) in net
   assets................     126,213       1,144,960        1,188,733        258,530      1,441,072
NET ASSETS:
  Beginning of period....       1,012             995            4,331          1,073          2,347
                           -----------   -------------   ---------------   -----------   -----------
  End of period..........    $127,225      $1,145,955       $1,193,064       $259,603    $ 1,443,419
                           -----------   -------------   ---------------   -----------   -----------
                           -----------   -------------   ---------------   -----------   -----------

SA-18                                Hartford Life and Annuity Insurance Company
--------------------------------------------------------------------------------

        PUTNAM CAPITAL MANAGER TRUST SEPARATE ACCOUNT VARIABLE LIFE ONE
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. ORGANIZATION:

    Separate Account Variable Life One (the Account) is a separate investment account within Hartford Life and Annuity Insurance Company (the Company) and is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Both the Company and the Account are subject to supervision and regulation by the Department of Insurance of the State of Connecticut and the SEC. The Account invests deposits by variable life contractholders of the Company in the various mutual funds (the Funds) as directed by the contractholders.

 2. SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies of the Account, which are in accordance with generally accepted accounting principles in the investment company industry:

    a) SECURITY TRANSACTIONS -- Security transactions are recorded on the trade date (date the order to buy or sell is executed). Cost of investments sold is determined on the basis of identified cost. Dividend and capital gains income is accrued as of the ex-dividend date. Capital gains income represents dividends from the Funds which are characterized as capital gains under tax regulations.

    b) SECURITY VALUATION -- The investments in shares of the Funds are valued at the closing net asset value per share as determined by the appropriate Fund as of December 31, 1998.

    c) FEDERAL INCOME TAXES -- The operations of the Account form a part of, and are taxed with, the total operations of the Company, which is taxed as an insurance company under the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the operations of the Account.

    d) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the period. Operating results in the future could vary from the amounts derived from management's estimates.

 3. ADMINISTRATION OF THE ACCOUNT AND
   RELATED CHARGES:

    a) COST OF INSURANCE -- In accordance with terms of the contracts, the Company makes deductions for costs of insurance to cover the Company's anticipated mortality costs. Because a policy's account value and death benefit may vary from month to month, the cost of insurance charges may also vary.

    b) MORTALITY AND EXPENSE RISK CHARGE -- The Company, as issuer of variable annuity contracts, provides the mortality and expense undertakings and, with respect to the Account, receives a maximum annual fee of 1.40% of the Account's average daily net assets. These expenses are reflected in surrenders on the accompanying statements of changes in net assets.

    c) ADMINISTRATIVE AND ISSUE CHARGES -- The Company assesses a monthly administrative charge to compensate the Company for administrative costs in connection with the policies. This charge covers the average expected cost for these expenses at a maximum of $12 per month. Additionally, the Company assesses a monthly charge in the first policy year for up-front costs of underwriting and issuing a policy at a monthly maximum amount of $62.50. These expenses are reflected in surrenders on the accompanying statements of changes in net assets.

    d) DEDUCTION OF ANNUAL MAINTENANCE FEE -- Annual maintenance fees are deducted through termination of units of interest from applicable contract owners' accounts, in accordance with the terms of the contracts. These expenses are reflected in surrenders on the accompanying statements of changes in net assets.

                                      PART C

                               OTHER INFORMATION

Item 27.  Exhibits

      (a) Resolution of the Board of Directors of Hartford Life and Annuity Insurance Company ("Hartford") authorizing the establishment of the Separate Account.(1)

      (b) Not Applicable.

      (c) Principal Underwriting Agreement.(2)

      (d) Form of Flexible Premium Variable Life Insurance Policy.(3)

      (e) Form of Application for Flexible Premium Variable Life Insurance Policies.(3)

      (f) Certificate of Incorporation of Hartford(2)  and Bylaws of
          Hartford.(2)

      (g) Contracts of Reinsurance.(3)

      (h) Form of Participation Agreement.(3)

      (i) Not Applicable.

      (j) Not Applicable.

      (k) Opinion and consent of Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary.

      (l) Opinion and Consent of Kenneth A. McCullum, FSA., MAAA.(3)

      (m) Not Applicable.

      (n) Consent of Arthur Andersen LLP, Independent Public Accountants.

      (o) The financial statements are incorporated by reference.(4)

      (p) Not Applicable.

      (q) Memorandum describing transfer and redemption procedures.(1)

      (r)  Power of Attorney.(4)

      (s)  Organizational Chart(4)

___________________________
(1) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 33-61267, of Hartford Life and Annuity Insurance Company filed with the Securities and Exchange Commission on January 23, 1996.

(2) Incorporated by reference to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-6, File No. 33-61267, of Hartford Life and Annuity Insurance Company filed with the Securities and Exchange Commission on August 28, 1996.

(3) Incorporated by reference to the Initial filing of the Registration Statement on Form S-6, File No. 333-83057, on July 16, 1999.

(4) Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-83057, on October 22, 1999.

Item 28.  Officers and Directors.

--------------------------------------------------------------------------
NAME                      POSITION WITH HARTFORD
--------------------------------------------------------------------------
Wendell J. Bossen         Vice President
--------------------------------------------------------------------------
Gregory A. Boyko          Senior Vice President, Director*
--------------------------------------------------------------------------
Peter W. Cummins          Senior Vice President
--------------------------------------------------------------------------
Timothy M. Fitch          Vice President & Actuary
--------------------------------------------------------------------------
Mary Jane B. Fortin       Vice President & Chief Accounting Officer
--------------------------------------------------------------------------
David T. Foy              Senior Vice President & Treasurer
--------------------------------------------------------------------------
Lynda Godkin              Senior Vice President, General Counsel, and
                          Corporate Secretary, Director*
--------------------------------------------------------------------------
Lois W. Grady             Senior Vice President
--------------------------------------------------------------------------
Stephen T. Joyce          Vice President
--------------------------------------------------------------------------
Michael D. Keeler         Vice President
--------------------------------------------------------------------------
Robert A. Kerzner         Senior Vice President
--------------------------------------------------------------------------
Thomas M. Marra           Executive Vice President, Director*
--------------------------------------------------------------------------
Steven L. Matthiesen      Vice President
--------------------------------------------------------------------------
Craig R. Raymond          Senior Vice President and Chief Actuary
--------------------------------------------------------------------------
Lowndes A. Smith          President and Chief Executive Officer, Director*
--------------------------------------------------------------------------
David M. Znamierowski     Senior Vice President, Director*
--------------------------------------------------------------------------

Unless otherwise indicated, the principal business address of each of the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

_______________________________________________
  * Denotes Board of Directors of Hartford.


Item 29. Persons Controlled By or Under Common Control with the Depositor or Registrant

          Filed herewith as Exhibit (s).

Item 30:  Indemnification

          Under Section 33-772 of the Connecticut General Statutes, unless limited by its certificate of incorporation, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

          The Registrant may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. Conn. Gen. Stat. Section 33-771(a). Additionally, pursuant to Conn. Gen. Stat. Section 33-776, the Registrant may indemnify officers and employees or agents for liability incurred and for any expenses to which they becomes subject by reason of being or having been an employees or officers of the Registrant. Connecticut law does not prescribe standards for the indemnification of officers, employees and agents and expressly states that their indemnification may be broader than the right of indemnification granted to directors.

          The foregoing statements are specifically made subject to the detailed provisions of Section 33-770 et seq.

          Notwithstanding the fact that Connecticut law obligates the Registrant to indemnify only a director that was successful on the merits in a suit, under Article VIII, Section 2 of the Registrant's bylaws, the Registrant must indemnify both directors and officers of the Registrant who are parties or threatened to be parties to a legal proceeding by reason of his being or having been a director or officer of the Registrant for any expenses if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to criminal proceedings, had no reason to believe his conduct was unlawful. Unless otherwise mandated by a court, no indemnification shall be made if such officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant.

          Additionally, the directors and officers of Hartford and Hartford Equity Sales Company, Inc. ("HESCO") are covered under a directors and officers liability insurance policy issued to The Hartford Financial Services Group, Inc. and its subsidiaries. Such policy will reimburse the Registrant for any payments that it shall make to directors and officers pursuant to law and will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgments arising from any proceeding involving any director or officer of the Registrant in his past or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.  Principal Underwriters

          (a) HESCO acts as principal underwriter for the following investment companies:

               Hartford Life Insurance Company - Separate Account VL I
               Hartford Life Insurance Company - Separate Account VL II Hartford Life Insurance Company - ICMG Secular Trust Separate
                 Account
               Hartford Life Insurance Company -- ICMG Registered Variable Life
                 Separate Account A
               Hartford Life and Annuity Insurance Company -- Separate
                 Account VL I
               Hartford Life and Annuity Insurance Company -- Separate
                 Account VL II
               Hartford Life and Annuity Insurance Company -- ICMG Registered
                 Variable Life Separate Account A

          (b)  Directors and Officers of HESCO

               Name and Principal                Positions and Offices
               Business Address                  With Underwriter
               ------------------                ---------------------
               Lowndes A. Smith                  President and Chief Executive
                                                 Officer, Director
               Thomas M. Marra                   Executive Vice President,
                                                 Director
               Peter W. Cummins                  Senior Vice President
               Lynda Godkin                      Senior Vice President, General
                                                 Counsel and Corporate Secretary
               Richard J. Garrett                Vice President
               Donald A. Salama                  Vice President
               Donald E. Waggaman, Jr.           Treasurer
               George R. Jay                     Controller

Unless otherwise indicated, the principal business address of each the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

Item 32.  Location of Accounts and Records

          All of the accounts, books, records or other documents required to be kept by Section 31(a) of the Investment Company Act of 1940 and rules thereunder, are maintained by Hartford at 200 Hopmeadow Street, Simsbury, Connecticut 06089.

Item 33.  Management Services

All management contracts are discussed in Part A and Part B of the Registration Statement dated November 1, 1999 and filed with the Commission on October 22, 1999.

Item 34.  Representation of Reasonableness of Fees

Hartford hereby represents that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Hartford.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act, the Registrant certifies that it duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the Town of Simsbury, and State of Connecticut on the 27 day of October, 1999.


HARTFORD LIFE AND ANNUITY INSURANCE
COMPANY SEPARATE ACCOUNT VL I
(Registrant)

*By: David T. Foy                               *By: /s/ Marianne O'Doherty
     -----------------------------------             ----------------
     David T. Foy, Senior Vice President             Marianne O'Doherty
     and Treasurer                                   Attorney-In-Fact

HARTFORD LIFE AND ANNUITY INSURANCE
COMPANY
 (Depositor)

*By: David T. Foy
     -------------------------------------------------
     David T. Foy, Senior Vice President and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.


Gregory A. Boyko, Senior Vice President
   and Director*
Lynda Godkin, Senior Vice President, General  *By:  /s/ Marianne O'Doherty
   Counsel, & Corporate Secretary, Director*       ---------------------
Thomas M. Marra, Executive Vice                    Marianne O'Doherty
   President, Director*                            Attorney-In-Fact
Lowndes A. Smith, President,
   Chief Executive Officer, Director*
David M. Znamierowski, Senior Vice President,  Dated:  October 27, 1999
   Director*

                                  EXHIBIT INDEX


1.5 Opinion and Consent of Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary.

1.6  Consent of Arthur Andersen LLP, Independent Public Accountants.